                                                                    EXHIBIT 3.41

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                      GENERAL NUTRITION DISTRIBUTION, L.P.

                                                      Dated:    January 27, 1998
                                                      Federal E.I.N.: 23-2946511

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                                TABLE OF CONTENTS

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                                                                                               Page
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ARTICLE I - GENERAL DEFINITIONS ...............................................................   1
     Section 1.1. Definitions .................................................................   1

ARTICLE II - NAME; FORMATION; ORGANIZATIONAL CERTIFICATES; ADMISSION OF
     PARTNERS .................................................................................   5
     Section 2.1. Name ........................................................................   5
     Section 2.2. Formation of Limited Partnership ............................................   5
     Section 2.3. Statutory Compliance ............................................. ..........   5
     Section 2.4. Admission of Partners ............. .........................................   5

ARTICLE III - PURPOSES ........................................................................   6
     Section 3.1. Purposes ....................................................................   6

ARTICLE IV - TERM .............................................................................   6
     Section 4.1. Term ........................................................................   6

ARTICLE V - PRINCIPAL OFFICE; REGISTERED OFFICE ...............................................   6
     Section 5.1. Principal Office ............................................................   6

ARTICLE VI - MANAGEMENT .......................................................................   6
     Section 6.1. General Partner .............................................................   6
     Section 6.2. Powers of the General Partner ...............................................   7
     Section 6.3. Tax Controversies ...........................................................   7
     Section 6.4. Limitations on Authority ....................................................   7
     Section 6.5. Major Management Decisions ..................................................   8
     Section 6.6. Reserve......................................................................   8
     Section 6.7. General Partner Fees.........................................................   8
     Section 6.8. Interest of General Partner in Certain Transactions..........................   9
     Section 6.9. Reliance Upon Experts .......................................................   9
     Section 6.10. Other Permissible Activities ...............................................   9

ARTICLE VII - CAPITAL .........................................................................   9
     Section 7.1. Initial Capital Contributions................................................   9
     Section 7.2. Withdrawals from Capital Accounts ...........................................   9
     Section 7.3. Capital Accounts.............................................................   9
     Section 7.4. Determination of and Adjustments to Book Value and Capital Accounts..........  10
     Section 7.5. Additional Capital Contributions.............................................  12
     Section 7.6. Liability for Continuing Obligations ........................................  12
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ARTICLE VIII - PROFITS, LOSSES AND DISTRIBUTIONS...............................................  12
     Section 8.1. Positive Cash Flow...........................................................  12
     Section 8.2. Distribution of Positive Cash Flow...........................................  13
     Section 8.3. Determination of Net Book Profit and Net Book Losses ........................  13
     Section 8.4. Allocation of Net Book Profits and Net Book Losses ..........................  14
     Section 8.5. Allocations to Comply With Applicable Treasury Regulations...................  14
     Section 8.6. Federal Income Tax Allocations ..............................................  16
     Section 8.7. Allocation of Taxable Income and Loss and Tax Credits on the Transfer
                  of a Partnership Interest .................................................    17
     Section 8.8. Special Tax Audit Allocations ...............................................  17
     Section 8.9. Interest ....................................................................  17
     Section 8.10. Credits ....................................................................  17
     Section 8.11. Distributions in Kind ......................................................  17

ARTICLE IX - BOOKS OF ACCOUNT, RECORDS AND REPORTS ............................................  18
     Section 9.1. Books and Records ...........................................................  18
     Section 9.2. Tax Information .............................................................  18
     Section 9.3. Accounting Principles .......................................................  18
     Section 9.4. Banks ............... .......................................................  18

ARTICLE X - FISCAL YEAR .......................................................................  19
     Section 10.1. Fiscal Year ................................................................  19

ARTICLE XI - LIABILITY OF GENERAL PARTNER; EXCULPATION ........................................  19
     Section 11.1. Liability of General Partner ...............................................  19
     Section 11.2. Exculpation ................................................................  19

ARTICLE XII - RIGHTS AND LIMITATIONS OF
     LIMITED PARTNERS; MEETINGS; AMENDMENTS ...................................................  19
     Section 12.1. Limited Assessment..........................................................  19
     Section 12.2. No Right to Manage .........................................................  19
     Section 12.3. Priority ...................................................................  20
     Section 12.4. Death, Disability, Etc., of a Limited Partner ..............................  20
     Section 12.5. Meetings ...................................................................  20
     Section 12.6. Voting Rights of Limited Partners ..........................................  21
     Section 12.7. Proposal and Adoption of Amendments Generally ..............................  22
     Section 12.8. Limitations on Amendments ..................................................  23
     Section 12.9. Amendments on Admission or Withdrawal of Partners...........................  23
     Section 12.10. Registration...............................................................  24
     Section 12.11. Continuation of Limited Partner Status.....................................  24
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ARTICLE XIII - TRANSFERS BY LIMITED PARTNERS;
               REPURCHASE OF INTERESTS.........................................................  24
     Section 13.1. Transfers ..................................................................  24
     Section 13.2. Compliance with Securities Laws.............................................  25
     Section 13.3. Steps Required to Transfer .................................................  25
     Section 13.4. Admission of Substitute Limited Partner.....................................  25
     Section 13.5. Status of Transferee........................................................  26
     Section 13.6. Expenses ...................................................................  26
     Section 13.7. Death, Bankruptcy, Incompetence, Etc., of a Limited Partner.................  26
     Section 13.8. Transferee(s)...............................................................  26
     Section 13.9. Tax Elections...............................................................  26
     Section 13.10. Admission of Additional Limited Partners...................................  26
     Section 13.11. Amendment of Certificate...................................................  27

ARTICLE XIV - CHANGES TO THE GENERAL PARTNER ..................................................  27
     Section 14.1. Removal of the General Partner..............................................  27
     Section 14.2. Withdrawal of the General Partner...........................................  28
     Section 14.3. Right of the General Partner Upon Removal...................................  28
     Section 14.4. Transfer of Interest........................................................  28
     Section 14.5. Continuing Liability .......................................................  28
     Section 14.6. Successor General Partner...................................................  29
     Section 14.7. Involuntary Assignment by a General Partner.................................  29

ARTICLE XV - DISSOLUTION OF THE PARTNERSHIP....................................................  29
     Section 15.1. Events of Dissolution.......................................................  29
     Section 15.2. Election to Continue the Partnership........................................  30

ARTICLE XVI - ADDITIONAL PROVISIONS CONCERNING
              DISSOLUTION OF THE PARTNERSHIP...................................................  30
     Section 16.1. Winding Up Affairs; Liquidation.............................................  30
     Section 16.2. Time for Liquidation........................................................  30
     Section 16.3. Required Reports ...........................................................  31
     Section 16.4. Termination.................................................................  31
     Section 16.5. Distribution of Proceeds From the Liquidation of the Partnership............  31
     Section 16.6. Capital Account Adjustments.................................................  31
     Section 16.7. Compliance With Treasury Regulations........................................  32
     Section 16.8. No Recourse.................................................................  32
     Section 16.9. Reserves....................................................................  32

ARTICLE XVII - NOTICES.........................................................................  33
     Section 17.1. Notices ....................................................................  33
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ARTICLE XVIII - REPRESENTATIONS AND WARRANTIES.................................................  33
     Section 18.1. The General Partner.........................................................  33
     Section 18.2. Limited Partners............................................................  33

ARTICLE XIX - INDEMNIFICATION..................................................................  34
     Section 19.1. Indemnification ............................................................  34
     Section 19.2. Conditions..................................................................  34
     Section 19.3. Successful Defense .........................................................  35
     Section 19.4. Exclusions..................................................................  35
     Section 19.5. Expenses ...................................................................  35

ARTICLE XX - MISCELLANEOUS.....................................................................  35
     Section 20.1. Certificates, Etc...........................................................  35
     Section 20.2. Power of Attorney ..........................................................  35
     Section 20.3. Partners' Relationship Inter Se  ...........................................  36
     Section 20.4. Partition Waived ...........................................................  36
     Section 20.5. Entire Agreement ...........................................................  36
     Section 20.6. Governing Law ..............................................................  36
     Section 20.7. Binding Effect .............................................................  36
     Section 20.8. Gender and Number ..........................................................  36
     Section 20.9. Captions ........................ ..........................................  36
     Section 20.10. Severance .................................................................  36
     Section 20.11. Execution of Instruments; Reliance by Third Parties .......................  37
     Section 20.12. Counterparts ..............................................................  37
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                                       iv

                        AGREEMENT OF LIMITED PARTNERSHIP

                                       OF

                      GENERAL NUTRITION DISTRIBUTION. L.P.

                  THIS AGREEMENT OF LIMITED PARTNERSHIP (hereinafter referred to as the "Agreement") is made and entered into as of the 27th day of January, 1998, by and between General Nutrition, Incorporated, a Pennsylvania corporation with a mailing address at 14th Floor, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, (hereinafter referred to as the "General Partner") and the entity whose name is set forth in Exhibit A to this Agreement (together with such other persons or entities that may be added to Exhibit A and become parties hereto) as the limited partners (hereinafter such persons are referred to individually as a "Limited Partner" and collectively as the "Limited Partners").

                                   WITNESSETH:

                  WHEREAS, the parties to this Agreement desire to organize a limited partnership and to set forth in writing the agreement pursuant to which the Partnership will conduct its business.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                         ARTICLE I - GENERAL DEFINITIONS

                  Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

                  "Act" shall mean the Federal Securities Act of 1933, as amended.

                  "Affiliate" shall, with respect to the General Partner, mean any person currently or indirectly controlling or controlled by or under common control with the General Partner.

                  "Agreement" shall mean this Agreement of Limited Partnership of the Partnership.

                  "Book Value" shall mean, with respect to any Partnership asset, the asset's book value as carried on the books and records of the Partnership, determined in compliance with the provisions of the Code and applicable Treasury Regulations, including Treasury Regulation Section 1.704-1
(b)(2)(iv), and more particularly described in Section 7.4 of this Agreement.

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                  "Capital Account" shall mean the capital account established for each Partner and maintained pursuant to the terms of this Agreement in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv).

                  "Capital Contribution" shall mean, with respect to any Partner, the contribution made by or on behalf of such Partner in accordance with Article VII hereof.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

                  "Depreciation" shall mean, for each fiscal year or other period, the depreciation, amortization or other cost recovery expense determined pursuant to Section 8.3(a) of this Agreement.

                  "Gross Fair Market Value" shall mean the agreed fair market value of an asset determined without taking into account any liabilities which are secured by such asset or which are otherwise associated with such asset.

                  "Initial Capital Contribution" shall mean the initial capital contributed or deemed contributed to the Partnership by the Partners as listed on Exhibit B to this Agreement.

                  "Interest" shall mean a Partner's respective ownership interest in and to the Partnership.

                  "Limited Partner" shall mean each person or entity listed on Exhibit A hereto, and who is a limited partner as defined by the Partnership Act.

                  "Minimum Gain" shall mean the aggregate amount of gain (of whatever character) computed with respect to each property of the Partnership that secures a Third Party Nonrecourse Liability of the Partnership, that would be recognized by the Partnership if, in a taxable transaction, the Partnership were to dispose of such property in full satisfaction of such Third Party Nonrecourse Liability. The amount of Minimum Gain and the amount of any Partner's share of Minimum Gain shall be determined in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation
Section 1.704-2.

                  "Net Book Losses and Net Book Profits" shall have the meanings ascribed to such terms in Section 8.3 of this Agreement.

                  "Net Fair Market Value" shall mean, in connection with the contribution of an asset to the Partnership by a Partner and/or in connection with the distribution of an asset by the Partnership to a Partner, the Gross Fair Market Value of such asset reduced by any liabilities (a) assumed by such Partner or the Partnership or (b) subject to which such Partner or the Partnership takes such asset.

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                  "Nonrecourse Deduction" shall mean an allocation of loss
and/or expense (or item thereof) attributable to Third Party Nonrecourse Liabilities, determined in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2.

                  "Participating Percentage" shall mean, with respect to a Partner, the percentage set forth next to such Partner's name on Exhibit B to this Agreement.

                  "Partner Nonrecourse Deduction" shall mean an allocation of loss and/or expense (or item thereof) attributable to Partner Nonrecourse Liabilities, determined in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2.

                  "Partner Nonrecourse Liabilities" shall mean liabilities of the Partnership which are nonrecourse debt (as defined in applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) but with respect to which one or more Partners (or the affiliate of any Partner) bears the economic risk of loss (as defined in applicable Treasury Regulations promulgated under Code Section 752).

                  "Partner Nonrecourse Liability Minimum Gain" shall mean the aggregate amount of gain (of whatever character), computed with respect to each property of the Partnership which secures a Partner Nonrecourse Liability of the Partnership, that would be recognized by the Partnership if, in a taxable transaction, the Partnership were to dispose of such property in full satisfaction of such Partner Nonrecourse Liability. The amount of Partner Recourse Liability Minimum Gain and the amount of any Partner's share of Partner Nonrecourse Liability Minimum Gain shall be determined in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation
Section 1.704-2.

                  "Partners" shall mean the General Partners and Limited Partners of the Partnership.

                  "Partnership" shall mean the limited partnership created under this Agreement.

                  "Partnership Act" shall mean the Pennsylvania Revised Uniform Limited Partnership Act (Act of December 21, 1988, P.L. 1444, No. 177; 15 Pa. C.S.A. Section 8501 et seq.

                  "Partnership Interest" or "Interest" means each Partner's percentage ownership in the Partnership as set forth in Exhibit B hereto.

                  "Partnership Interest Valuation" shall mean, with respect to the interest in the Partnership of any Partner, the value determined in good faith by the accountant to the Partnership or value determined by the appraisal of an independent, third party appraiser.

                  "Person" shall mean an individual, corporation, partnership, trust, joint venture, proprietorship, estate or other incorporated or unincorporated enterprise, entity or organization of any kind whatsoever.

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                  "Positive Cash Flow" shall have the meaning ascribed to it in
Section 8.1 of this Agreement.

                  "Reserve" shall mean the reserve account established by the Partnership to provide for anticipated capital improvements and other deferred maintenance, as provided for in Section 6.6 of this Agreement.

                  "Substitute Limited Partner" shall mean any Person admitted as a Limited Partner of the Partnership in substitution of another Limited Partner in accordance with the provisions of this Agreement.

                  "Tax Matters Partner" shall mean the Partner designated in this Agreement as the "tax matters partner" as defined in Code Sections 6221,6231 (a)(7) and 6233.

                  "Third Party Nonrecourse Liabilities" shall mean liabilities of the Partnership which are nonrecourse debt (as defined in applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) and which are not Partner Nonrecourse Liabilities.

                  "Total Minimum Gain" shall mean the aggregate of the Minimum Gain and the Partner Nonrecourse Liability Minimum Gain.

                  "Treasury Regulations" shall mean any applicable regulations promulgated under the Code.

                  "Units" shall mean the limited partnership interests in the Partnership, with each Limited Partner being treated as the holder of one (1) Unit for each One Thousand Dollars ($ 1,000.00) contributed (or deemed contributed) by such Limited Partner to the Partnership. The number of Units of each Limited Partner shall be set forth next to such-Limited Partner's name on Exhibit B to this Agreement.

                  "Vote" refers to the right of the Partners, subject to all limitations set forth in this Agreement, to decide any matter that may be submitted for decision by the Partners in accordance with the express written terms of this Agreement or under the provisions of the Partnership. Each Partner shall be entitled to cast one vote for every Unit interest held of record by it on the date when notice is given of the matter to be voted on or consented to by the Partners. A "Simple Majority Vote" of the Partners means a vote of over Fifty Percent (50%) of the Units which are entitled to be voted, a "Required Vote" means a vote of at least Sixty-Seven Percent (67%) of the Units which are entitled to be voted, and a "Unanimous Vote" means a vote of One Hundred Percent (100%) of the Partners eligible to vote. Except as otherwise expressly provided in this Agreement, a Simple Majority Vote shall be sufficient to pass and approve any matter submitted to a Vote of the Partners. Whenever a Vote of the Partners is required or permitted, a written consent to the action to be taken signed by the Partners holding the required percentage may be used in lieu of holding a formal meeting at which a Vote is taken.

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                         ARTICLE II - NAME; FORMATION;
               ORGANIZATIONAL CERTIFICATES; ADMISSION OF PARTNERS

                  Section 2.1. Name. The name of the Partnership shall be General Nutrition Distribution, L.P. The business of the Partnership shall be conducted under this name and such other registered fictitious names as the General Partner, in its sole discretion, shall determine to be appropriate.

                  Section 2.2. Formation of Limited Partnership. The Partnership shall commence existence by filing a Certificate of Limited Partnership with the Secretary of State of the Commonwealth of Pennsylvania. With this Agreement, the Partners hereby agree to confirm their agreement and form a limited partnership pursuant to the provisions of the Partnership Act for the limited purposes and upon the terms and conditions set forth herein.

                  Section 2.3. Statutory Compliance.

                  (a) The Partnership shall exist under and be governed by the applicable laws of the Commonwealth of Pennsylvania. The Partners shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. Except as otherwise provided in this Agreement or required by law, the rights, duties, status and liabilities of the Partners and the formation, administration, dissolution and continuation or termination of the Partnership shall be as provided in the Partnership Act.

                  (b) Upon the request of the General Partner, the Limited Partners shall execute, acknowledge, swear to and deliver all certificates and other instruments and perform such additional acts consistent with the terms of this Agreement as may be necessary to enable the General Partner to form, qualify, register, continue, conduct the business of and terminate the Partnership as a limited partnership under the laws of the Commonwealth of Pennsylvania and in accordance with the provisions of this Agreement.

                  Section 2.4. Admission of Partners. A Person shall be deemed to have been admitted as a Partner:

                  (a) on the date this Agreement and a Certificate of Limited Partnership are fully executed by the Partners, and the Certificate of Limited Partnership is filed with the Pennsylvania Department of State; or

                  (b) if applicable, with respect to any additional Limited Partners or Substitute Limited Partners, on the date such Person complies with the requirements for admission to the Partnership set forth herein.

                                ARTICLE III - PURPOSES

                  Section 3.1. Purposes. The purpose to which the Partnership is organized are:

                  (a) To purchase, acquire, own, hold, develop, manage, improve, maintain, repair, lease, rent, mortgage, encumber, sell, resell, and dispose of securities, real property, personal property, chooses in action and/or such other assets as the General Partner shall in its sole discretion, determine from time to time to be appropriate;

                  (b) To invest, reinvest and hold for investment or other purposes beneficial to the Partners the assets of the Partnership, and to carry on one or more enterprises, ventures, or other activities as the General Partner may from time to time determine in its sole discretion;

                  (c) To carry out any and all activities not prohibited under the Act or the Partnership Act; and

                  (d) To perform any acts the General Partner in its sole discretion determines to be necessary, desirable or convenient to accomplish the foregoing purposes and all things incident thereto, except to the extent specifically provided herein.

                                 ARTICLE IV-TERM

                  Section 4.1. Term. The term of the Partnership shall be from the date of the filing of the Certificate referenced in Section 2.2 hereof, to February 1,2029, unless sooner terminated as hereinafter provided in this Agreement.

                 ARTICLE V - PRINCIPAL OFFICE; REGISTERED OFFICE

                  Section 5.1. Principal Office. The principal office of the Partnership shall be at 14th Floor, 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222. The General Partner may change or relocate the principal office of the Partnership and establish other or additional places of business of the Partnership by giving written notice thereof to the Limited Partners.

                             ARTICLE VI - MANAGEMENT

                  Section 6.1. General Partner. The General Partner shall have the sole, exclusive and absolute right, authority and obligation to act for, on behalf of, and manage the Partnership for the purposes of the Partnership as set forth in this Agreement and, except as otherwise expressly provided in this Agreement, the decision-making and plenary authority to implement the purposes of the Partnership shall reside with the General Partner.

                  Section 6.2. Powers of the General Partner.

                  (a) The General Partner is hereby authorized and empowered to carry out and implement the purposes of the Partnership and, in accordance therewith, the General Partner shall, except as otherwise expressly provided in this Agreement, have all the rights and powers of a partner in a general partnership.

                  (b) The Limited Partners specifically approve and consent to the exercise by the General Partner of the powers described in Paragraph (a) of this Section 6.2.

                  Section 6.3. Tax Controversies. The General Partner shall be the Tax Matters Partner and shall act as the agent of the Partnership to resolve any question or controversy with the Internal Revenue Service or other taxing authority involving the Partnership and may, on behalf of the Partnership, incur any expenses such Partner shall deem necessary or advisable in the interest of the Partners in connection with any such question or controversy, including professional fees and the cost of any protest, litigation and/or appeal. Limited Partners shall be bound by the terms of any settlement entered into by General Partner on behalf of the Partnership or all Partners.

                  Section 6.4. Limitations on Authority. The General Partner shall not take any action which:

                  (a) would cause any Limited Partner to be liable for any amounts in excess of the amounts which such Limited Partner is expressly obligated to contribute to the capital of the Partnership pursuant to this Agreement;

                  (b) would require a Major Management Decision as described in Section 6.5 of this Agreement without the consent of the Limited Partners as provided in Section 12.6(b) hereof;

                  (c) would make it impossible to carry on the ordinary business of the Partnership;

                  (d) would directly result in a judgment being entered, including by confession, against the Partnership;

                  (e) retain the income in the Partnership in an amount greater than that determined by the General Partner to be necessary for the reasonable needs of the Partnership;

                  (f) would result in the General Partner's obtaining possession of Partnership property or receiving an assignment of the Partnership's rights in specific Partnership property, other than for a Partnership purpose; or

                  (g) would result in the admission or substitution of a person as a General Partner of the Partnership, except with the required vote of the Limited Partners.

                  Section 6.5. Major Management Decisions. A "Major Management Decision" shall be required for the Partnership to engage in any of the following actions:

                  (a) Directly or indirectly acquire or convey, in a single transaction, real property, including any interests therein, and tangible and intangible personal property and interests therein on behalf of the Partnership with a purchase price in excess of Two Million Dollars ($2,000,000.00) (as adjusted annually for changes in the Consumer Price Index ("CPl"));

                  (b) Refinance all or substantially all of the indebtedness of the Partnership (whether in the same or a greater or lesser amount or with the same or a different lender);

                  (c) Approve the merger or consolidation of the Partnership with or into any entity;

                  (d) Sell, transfer or otherwise dispose of all or substantially all of the assets of the Partnership, or dissolve, liquidate or terminate the Partnership;

                  (e) Issue, grant, sell or authorize the issuance, grant or sale of any equity or debt security or security convertible into any equity or debt security or any options or rights relating thereto of the Partnership;

                  (f) Incur, become a guarantor or surety for, or make any single expenditure in an amount exceeding Two Million Dollars ($2,000,000.00) on behalf of the Partnership (as adjusted annually for changes in the CPI);

                  (g) Make an assignment on behalf of the Partnership for the benefit of creditors or file a voluntary petition in bankruptcy on behalf of the Partnership.

                  Section 6.6. Reserve. Though it is anticipated that the majority of the Net Profits will be distributed to Partners, the General Partner may maintain a reserve fund for anticipated future capital or extraordinary expenditures of the Partnership or for the deferred maintenance costs of the property of the Partnership.

                  Section 6.7. General Partner Fees. The General Partner shall be entitled to receive, in consideration for services to be performed for the Partnership pursuant to the terms of this Agreement, including without limitation, the General Partner's management of the Partnership and the Partnership assets and property and the preparation of reports, a fair and reasonable management fee, as determined by the General Partner, in a manner consistent with its duties to the Partnership, which management fee shall be based upon the General Partner's administration of the Partnership, the relative financial benefit accruing to the Partnership as the result of the General Partner's management, and such other fees as shall be reasonable under all of the facts and circumstances. Such fees shall be paid as, if and when such funds shall become available to the Partnership.

                  Section 6.8. Interest of General Partner in Certain Transactions. The General Partner shall not be deemed to have received on behalf of the Partnership commissions, fees or other compensation paid to any Affiliate, or any entity in which the General Partner owns a beneficial interest.

                  Section 6.9. Reliance Upon Experts. The General Partner may act and shall be protected in acting in good faith on the opinion or advice of, or information obtained from any counsel, accountant, engineer, appraiser or other expert or advisor, whether retained or employed by the Partnership, the General Partner, or otherwise, in relation to any matter connected with the administration or operation of the business and affairs of the Partnership.

                  Section 6.10. Other Permissible Activities. No Partner is prevented hereby from engaging in other activities for profit, whether as an investment, an active business or otherwise. The Partners and their Affiliates are hereby authorized, during the life of the Partnership, to acquire real and personal properties in their individual capacity and not offer same to the Partnership.

                              ARTICLE VII - CAPITAL

                  Section 7.1. Initial Capital Contributions. This Agreement contemplates that the General Partner and the Limited Partners will make, or be deemed to make, cash or other property contributions to the Partnership in exchange for their respective Interests in the Partnership. The Partners shall contribute, or be deemed to contribute, to the capital of the Partnership, as their Initial Capital Contributions, the sums and property set forth on Exhibit B to this Agreement. Pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv)(d), the Book Value of any property contributed to the Partnership by the Partners as all or a portion of their Initial Capital Contributions shall reflect the agreed fair market value of such property on the date of its contribution to the Partnership. Each Partner's contribution to the Partnership shall be reflected in such Partner's respective Capital Account in the amount set forth next to such Partner's name on Exhibit B to this Agreement and each Limited Partner subscribes and agrees to contribute to the capital of the Partnership such amounts.

                  Section 7.2. Withdrawals from Capital Accounts. No Partner shall be entitled to receive interest on or to withdraw any amount from such Partner's Capital Account other than as expressly provided for in this Agreement.

                  Section 7.3. Capital Accounts. A Capital Account shall be established and maintained for each Partner in compliance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv). In general, such Capital Accounts shall be maintained as follows:

                  (a) Each Partner's Capital Account shall be (i) credited with the amount of cash or other property contributed by, or deemed to be contributed by, such Partner to the

Partnership, including, without limitation, as a result of a Funding Shortfall,
(ii) credited or debited, as the case may be, with such Partner's allocation of income, gain, loss and expense made to such Partner pursuant to the terms of this Agreement and (iii) debited with the amount of cash and the Net Fair Market Value of property distributed to such Partner pursuant to the terms of this Agreement.

                  (b) If any Partner's Interest in the Partnership is sold, exchanged or liquidated, the following special rules shall apply when determining the Capital Account balances of any new or remaining Partners:

                           (i) If such sale or exchange (together with such
other sales or exchanges of interests in the Partnership as shall occur during any relevant time period) causes a termination of the Partnership within the meaning of Code Section 708(b)(1)(B), the Capital Accounts of the Partnership shall be redetermined in accordance with applicable Treasury Regulations, including Treasury Regulation Section 1.708-1(b)(1)(iv);

                           (ii) If such sale or exchange does not cause a
termination of the Partnership within the meaning of Code Section 708(b)(l)(B) and if the Partnership has in effect at the time of such sale or exchange an election in accordance with the provisions of Code Section 754, and the Treasury Regulations promulgated thereunder, the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner and there shall not be made to the Capital Account of the Partner who receives the special tax basis adjustment under Code Section 743 a corresponding adjustment, except to the extent such a special tax basis adjustment would be reflected in a Partner's Capital Account pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv)(m);

                           (iii) If such a sale or exchange is not described in
Subparagraph (i) or (ii) of this Paragraph (b), the Capital Account of the selling or exchanging Partner shall be carried over to the transferee Partner; and

                           (iv) If a Partner's Interest in the Partnership is
redeemed by the Partnership through a distribution in complete liquidation of the Interest, except as provided in Paragraph (a) of this Section 7.3, the Capital Accounts of the remaining Partners shall be adjusted only to the extent required by applicable Treasury Regulations, including Treasury Regulation
Section 1.704-1(b)(2)(iv)(m).

                  Section 7.4. Determination of and Adjustments to Book Value and Capital Accounts. When determining the Book Value of the assets of the Partnership and the appropriate balances in each Partner's Capital Account resulting from any adjustments to such Book Value, in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation
Section 1.704-1(b)(2)(iv), the following accounting rules shall apply.

                  (a) The initial Book Value of any asset contributed by a Partner to the Partnership shall be its Gross Fair Market Value on the date of contribution.

                  (b) The Book Value of all Partnership assets shall be adjusted to equal their respective Gross Fair Market values, as of the following times:

                           (i) the acquisition of an Interest (including an
additional interest) in the Partnership by any new or existing Partner in exchange for more than a de minimis capital contribution to the Partnership, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners with respect to the Partnership;

                           (ii) the distribution by the Partnership to a Partner
of more than a de minimis amount of money or other Partnership property, if the General Partner determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners with respect to the Partnership;

                           (iii) the liquidation of the Partnership within the
meaning of applicable Treasury Regulations, including Treasury Regulation
Section 1.704-1(b)(2)(ii)(g); and

                           (iv) the occurrence of any other event (including,
without limitation, a refinancing of any property of the Partnership) if the General Partner determines that such adjustment is necessary or appropriate, if not prevented by applicable Treasury Regulations, to reflect the economic interests of the Partners with respect to the Partnership.

                  (c) The Book Value of any Partnership asset distributed to any Partner shall be adjusted to equal its Gross Fair Market Value on the date of such distribution.

                  (d) The Book Value of Partnership assets shall not be increased or decreased to reflect any adjustments to the adjusted tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), except to the extent that such adjustments are taken into account in determining and maintaining capital accounts pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that the Book Value shall not be adjusted pursuant to this provision to the extent that such adjustment was previously reflected in the Book Value of the Partnership's assets.

                  (e) If the Book Value of an asset has been determined or adjusted pursuant to the foregoing provisions of this Section 7.4, such Book Value shall thereafter be reduced by the Depreciation taken into account with respect to such asset for purposes of computing the Net Book Profits and the Net Book Losses of the Partnership pursuant to the provisions of this Agreement.

                  Section 7.5. Additional Capital Contributions.

                  (a) With the prior written consent of the General Partner, a Limited Partner may, though is not required to do so, make, or be deemed to make, additional capital contributions to the Partnership from time to time.

                  (b)      Subject to the limitations of Section 6.4 and Section
6.5 of this Agreement, to the extent that the General Partner determines that additional funds are needed by the Partnership for its operations, the General Partner may, at its election, cause the Partnership to borrow such funds at commercially reasonable rates from unrelated third persons.

                  (c) If the Partnership is not able to obtain loans from third party lenders, the General Partner shall give notice to the Limited Partners of the amount needed by the Partnership (the "Funding Shortfall") and the purpose for which the Partnership requires such additional funds.

                  (d) In order to reduce or eliminate the Funding Shortfall, the General Partner and/or any Limited Partner may loan funds to the Partnership at a mutually agreed upon rate of interest not to exceed the highest non-usurious lawful rate of interest permitted by applicable law and upon other terms and conditions as may be agreed upon at that time, including with respect to collateral for such loan. As to any funds so loaned, the General Partners or Limited Partner(s) shall be deemed general creditors of the Partnership and shall be entitled to be paid principal and interest thereon without regard to the income or profits of the Partnership.

                  (e) Additional Capital Contributions. If the Partnership is unable to obtain loans from third party creditors or loans from Partners sufficient to satisfy the Funding Shortfall, the General Partner shall request the Partners to make additional contributions to the Partnership in the amount necessary to satisfy the Funding Shortfall. All Partners shall have the right (but not the obligation) to contribute a portion of the Funding Shortfall by contributing additional assets. Such contributing Partner's Capital Account shall be increased by the amount of the contributing Partner's contribution, as provided herein.

                  Section.7.6. Liability for Continuing Obligations. Upon the bankruptcy, insolvency, death, disability or other change in the circumstances of a Partner prior to the completion of such Partner's obligations to the Partnership, including without limitation, its obligation to make certain payments to the Partnership, in the form of an Initial Capital Contribution or otherwise, such Partner's estate, legal representative or successor shall succeed to such Partner's rights and responsibilities as provided herein.

                ARTICLE VIII - PROFITS, LOSSES AND DISTRIBUTIONS

                  Section 8.l. Positive Cash Flow. The term "Positive Cash Flow" as used in this Agreement shall mean the gross cash receipts generated from the operation of the business of the Partnership from all sources (including, without limitation, all revenue and income obtained from the operation of the Partnership, the sale of the assets or property of the Partnership, as well as the proceeds from all refinancing of mortgages or replacements of existing mortgages encumbering the property of the Partnership) after (i) the payment or accrual for payment of all current operating expenditures in connection therewith, including, without limitation, interest and principal payments due on loans and other charges due pursuant to any mortgages encumbering the property of the Partnership and after (ii) making provisions for the reasonable working capital requirements of the Partnership, the Reserve and investments and reinvestments appropriate to enable the Partnership to carry out its purposes but disregarding, in determining Positive Cash Flow, depreciation, amortization, other noncash items and amounts to be distributed to the Partners pursuant to the terms of this Agreement.

                  Section 8.2. Distribution of Positive Cash Flow.

                  (a) Positive Cash Flow of the Partnership, to the extent available, shall be distributed in the complete discretion of the General Partner among the Partners in proportion to each Partner's respective Participating Percentage.

                  (b)      Notwithstanding anything set forth in this Section
8.2 to the contrary, the General Partner shall have the right to apply any Positive Cash Flow to be distributed to a Partner against any amounts due from, or required to be contributed by, such Partner to the Partnership. Such application of any Positive Cash Flow shall be deemed to be a distribution to such Partner, followed by a payment or contribution to the Partnership, as the case may be.

                  (c)      Notwithstanding anything set forth in this Section
8.2 to the contrary, any Positive Cash Flow which arises during the liquidation of the Partnership shall be distributed in accordance with the provisions of this Agreement dealing with the distribution of proceeds from the liquidation of the Partnership.

                  Section 8.3. Determination of Net Book Profit and Net Book Losses. For purposes of computing the amount of any items of income, gain, loss or expense to be reflected in the Partner's Capital Accounts (hereinafter the net of such items being referred to as the "Net Book Profits" or the "Net Book Losses" of the Partnership), the determination, recognition and classification of such items shall be the same as their determination, recognition and classification for federal income tax purposes, with the following modifications.

                  (a) Any item of expense attributable to depreciation, amortization or other cost recovery with respect to any asset of the Partnership (hereinafter referred to as "Depreciation") shall be in an amount which bears the same ratio to the Book Value of such asset at the beginning of the applicable period as the federal income tax deduction for depreciation, amortization or other cost recovery with respect to such asset for such applicable period bears to the adjusted tax basis of such asset at the beginning of such period; provided, however, that if the federal income tax deduction attributable to depreciation, amortization or other cost recovery for such applicable period with respect to any asset is zero, the Depreciation with respect to such asset for such applicable period shall be determined with reference to the Book Value of such asset as of the beginning of such applicable period using any reasonable method selected by the General Partner.

                  (b) Any item of income, gain, loss or expense attributable to the taxable disposition of any property with an adjusted tax basis which is different from the Book Value of such property shall be determined as if the adjusted tax basis of such property as of the date of such dispositive were equal in amount to the Book Value of such property.

                  (c) All expenditures of the Partnership not deductible in computing its taxable income and not properly chargeable to a Capital Account and any otherwise nondeductible organization and syndication expenses of the Partnership (as described in Code Section 709) shall be treated as Partnership expenses.

                  (d) Revenue of the Partnership which is exempt from federal income tax shall be included in the Net Book Profits or the Net Book Losses of the Partnership without regard to the fact that such revenue is not includable in gross income for federal income tax purposes.

                  (e) Payments made to any Partner which are treated for federal income tax purposes as guaranteed payments pursuant to Code Section 707(c) shall be treated as Partnership expenses; provided, however, that such payments shall be treated as capital expenditures of the Partnership to the extent that such payments are required to be capitalized under the Code and any applicable Treasury Regulations thereunder.

                  (f) In the event the Book Value of any Partnership asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be treated as a gain or loss (as appropriate) from a sale of such asset.

                  Section 8.4. Allocation of Net Book Profits and Net Book Losses. For purposes of maintaining the Capital Accounts of the Partners and determining the rights of the Partners among themselves with respect to the assets of the Partnership, the Net Book Profits or Net Book Losses of the Partnership for each applicable period shall be allocated among the Partners in Proportion to each Partner's respective Participating Percentage. Each item of such income, gain, loss or expense giving rise to such Net Book Profits or Net Book Losses of the Partnership for such period shall be allocated among the Partners in the same proportion that such Net Book Profits or Net Book Losses of the Partnership for such period are allocated among the Partners.

                  Section 8.5. Allocations to Comply With Applicable Treasury Regulations. In order to comply with the provisions of applicable Treasury Regulations, including Treasury Regulation Sections 1.704-1(b) and 1.704-2, the following special allocations of income, gain, loss and expense shall be made notwithstanding any other provision of this Agreement.

                  (a) Deficit Capital Account Allocations. Subject to the remaining provisions of this Section 8.5, in accordance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(2)(ii), no allocation of expenses or losses shall be made pursuant to the terms of this Agreement to the extent such allocation would cause or increase a net deficit balance in a Partner's Capital Account as of the end of the period to which such allocation relates in excess of any dollar amount of such net deficit balance that such Partner is obligated to restore under this Agreement. Such expenses and losses shall instead be allocated among the other Partners not subject to this limitation in accordance with their relative Participating Percentages. For purposes of this Paragraph (a), the following rules shall apply:

                           (i) each Partner's net deficit balance in such
Partner's respective Capital Account shall be determined by adding to such Capital Account balance the amount of such Partner's share (as determined pursuant to Treasury Regulation Section 1.704-2) of the Total Minimum Gain of the partnership as of the end of the period with respect to which such determination is being made; and

                           (ii) in determining whether an allocation of a loss
or expense would cause or increase a net deficit balance in a Partner's respective Capital Account as of the end of the period to which such allocation relates, the initial balance in such Partner's respective Capital Account shall be treated as if it reflected an amount equal to the excess of any distributions that, as of the end of such period, reasonably are expected to be made to such Partner in any future period over the Net Book Profits reasonably expected to be allocated to such Partner during (or prior to) the period in which such distributions are expected to be made.

                  (b) Qualified Income Offset Provision. If a Partner unexpectedly receives an adjustment, allocation or distribution as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), pursuant to this Agreement which causes or increases a net deficit balance in such Partner's Capital Account as of the end of the period to which such adjustment, allocation or distribution relates in excess of any dollar amount of such net deficit balance that such Partner is obligated to restore pursuant to this Agreement, such Partner will be allocated items of gross income and gain in an amount and manner sufficient to eliminate such net deficit balance as quickly as possible. The rules set forth in Subparagraph (i) and (ii) of Paragraph (a) of this
Section 8.5 shall apply for purposes of determining whether any adjustment, allocation or distribution would cause or increase a net deficit balance in any Partner's Capital Account.

                  (c) Special Allocations of Nonrecourse Deductions. Notwithstanding any other provision in this Agreement, in compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2, allocations of Nonrecourse Deductions shall be made among the Partners in accordance with the Participating Percentages of the Partners.

                  (d) Minimum Gain Chargeback Provision. If there is a net decrease in the Minimum Gain of the Partnership (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) during any period, then each Partner shall be allocated items of gross income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation Section 1.704-2.

                  (e) Special Allocations of Partner Nonrecourse Deductions. Notwithstanding any other provision in this Agreement, in compliance with applicable Treasury Regulations, including Treasury Regulation Section 1.704-2, allocations of Partner Nonrecourse Deductions shall be made among the Partners in accordance with the ratios in which the Partners (or the affiliates of any Partners) share the economic risk of loss with respect to the Partner Nonrecourse Liabilities to which such Partner Nonrecourse Deductions are attributable.

                  (f) Partner Nonrecourse Liability Minimum Gain Chargeback Provision. If there is a net decrease in the Partner Nonrecourse Liability Minimum Gain (as determined pursuant to applicable Treasury Regulations, including Treasury Regulation Section 1.704-2) during any period, then each Partner shall be allocated items of income and gain in accordance with the provisions of applicable Treasury Regulations, including Treasury Regulation
Section 1.704-2.

                  (g) Subsequent Allocations. Any special allocations of items of income, gain, loss or expense made pursuant to this Section shall be taken into account in computing subsequent allocations of income, gain, loss and expense pursuant to this Agreement, so that the net amount of any item of income, gain, loss and expense allocated to each Partner pursuant to this Agreement shall, to the extent possible, be equal to the amount of such items of income, gain, loss and expense that would have been allocated to such Partner pursuant to this Agreement if the special allocations of income, gain, loss or expense required by this Section 8.5 had not been made.

                  (h) Interpretation of these Provisions. The provisions of this Section are intended to comply with the provisions of applicable Treasury Regulations, including Treasury Regulation Sections 1.704-1(b)(2) and 1.704-2, and shall be interpreted consistently therewith.

                  Section 8.6. Federal Income Tax Allocations. The allocations of income, gain, loss and expense made pursuant to the previous Sections are allocations of book income which are made for accounting purposes to determine the respective balances in the Capital Accounts of the Partners and to establish the rights of the Partners among themselves with respect to the assets of the Partnership. These allocations may be different from the allocations among the Partners of the income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes. Allocations of income, gain, loss, deduction, tax preference and tax credits of the Partnership for federal income tax purposes for each taxable year shall be made among the Partners in accordance with the following provisions.

                  (a) General Rules Regarding Allocations of Income, Loss, Etc. In general, for federal income tax purposes, all items of income, gain, loss, deduction and tax preference of the Partnership for each taxable year shall be allocated among the Partners in the same manner as the items of income, gain, loss and expense which gave rise to such items of income, gain, loss, deduction and tax preference for federal income tax purposes are allocated among the Partners pursuant to the terms of this Agreement.

                  (b) Special Rules Where Tax Basis Differs From Book Value. If the Partnership's adjusted tax basis for federal income tax purposes of any of its property differs from the Book Value of such property at the beginning of any taxable year, in determining each Partner's distributive share of the taxable income or loss (or items thereof) of the Partnership, each item of income, gain, loss or deduction with respect to such property shall be allocated among the Partners in such a manner as will take into account (as required by Code Section 704(c) and any applicable Treasury Regulations, including Treasury Regulation Section 1.704-1(b)(4)(i)) the difference between the adjusted tax basis for federal income tax purposes of such property and its Book Value, all as of the beginning of such taxable year.

                  Section 8.7. Allocation of Taxable Income and Loss and Tax Credits on the Transfer of a Partnership Interest. The items of income, gain, loss, expense, deduction, tax preference and/or tax credit allocable under the terms of this Agreement to any interest in the Partnership which may have been transferred during any period shall be allocated among the Persons who were the holders of such interest during such period in a manner which takes into account the varying interests of the Partners in the Partnership during such period, all in accordance with any Treasury Regulations promulgated under Code Section 706(d); provided, however, that the allocation of gain or loss on the disposition of any property in which the Partnership has a direct or indirect interest shall, to the extent not prohibited under such Regulations, be allocated among the Partners who are Partners in the Partnership on the date the event giving rise to such gain or loss occurs in accordance with the provisions of this Agreement otherwise dealing with federal income tax allocations.

                  Section 8.8. Special Tax Audit Allocations. Notwithstanding anything contained in this Agreement to the contrary, in the event that the taxable income (or any item thereof) of the Partnership for federal income tax Purposes is adjusted as the result of an audit by the Internal Revenue Service, the Partners' Capital Accounts shall be adjusted in a manner which reflects such adjustments as though corresponding book adjustments had been originally reflected in the Net Book Profits or Net Book Losses of the Partnership determined pursuant to the terms of this Agreement.

                  Section 8.9. Interest. If, pursuant to applicable law, a portion of the amounts paid on any Partner notes issued with respect to capital contributions to the Partnership shall be deemed to constitute interest rather than principal for federal income tax purposes, the interest income attributable thereto shall be allocated to the Partners who shall have made such deemed interest payments on such Partner notes and the amount of such interest income shall be taken into account in determining the amount of capital contributions made by such Partner to the Partnership.

                  Section 8.10. Credits. All investment tax credits, targeted job credits and other tax credits available to the Partnership shall, subject to applicable Treasury Regulations and provisions of the Code be allocated among the Partners in proportion to each Partner's respective Participating Percentage.

                  Section 8.11. Distributions in Kind. Assets of the Partnership may be distributed in kind in the sole and absolute discretion of the General Partner. If any assets of the Partnership are distributed in kind, the Partnership shall make such distributions in kind pursuant to Section 1.704-1
(b)(2)(iv)(e)(1) of the Treasury Regulations in accordance with the following:

                  (a) The Gross Fair Market Value of such assets shall be determined, taking into account the nature of the assets;

                  (b) Immediately prior to any distribution of any assets by the Partnership, the Capital Accounts of all Partners shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such assets (that have not been reflected in the Capital Accounts previously) would be allocated among the Partners if there were a taxable disposition of such assets for their Gross Fair Market Value on the date of distribution; and

                  (c) In a distribution in kind other than in liquidation of the Partnership pursuant hereto, such assets shall be distributed to the Partners either (i) as tenants-in-common in the same proportions as such Partner's Participating Percentages; or (ii) on an asset-by-asset determination, as determined by the General Partner in its sole and absolute discretion.

               ARTICLE IX - BOOKS OF ACCOUNT, RECORDS AND REPORTS

                  Section 9.1. Books and Records. Proper and complete records and books of account shall be kept by the Partnership. The Partnership books and records shall be kept on the accrual method of accounting or on such other acceptable method as the General Partner shall determine. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the reasonable inspection and examination of the Partners or their duly authorized representatives during normal business hours.

                  Section 9.2. Tax Information. As soon as available after the end of each fiscal year of the Partnership, but in no event later than seventy-five (75) days thereafter, the General Partner shall send or cause to be sent to each Partner such tax information as shall be necessary for the preparation by such Partner of his, her or its federal and state income tax returns. The Partners may review and/or request a copy of the Annual Partnership Tax Return (IRS Form 1065). The Partners acknowledge that because of the nature of the Partnership, it may be difficult or impossible to accurately set forth on Schedule K-1, and other tax forms which the Partnership may file and/or provide to the Partners, the actual interests of the Partners in the Partnership's income, losses and capital. The Partners agree among themselves that no information on any such form will be evidence of the actual interest in the Partnership of any Partner. In addition to the foregoing, the General Partner shall provide such financial information to each Partner as required by applicable law.

                  Section 9.3. Accounting Principles. Except as otherwise provided in this Agreement, all books and records of the Partnership shall be kept, and all financial statements furnished to the Partners hereunder shall be prepared, in accordance with generally accepted accounting Principles consistently applied.

                  Section 9.4. Banks. All funds of the Partnership shall be deposited in a bank account or accounts in the name of the Partnership or such other name as may be determined by the General Partner. Withdrawals from such account or accounts shall be made by checks or other withdrawal orders signed by a duly authorized officer or representative of the General Partner.

                            ARTICLE X - FISCAL YEAR

                  Section 10.1. Fiscal Year. The fiscal year of the Partnership shall be the 52/53 week year ending on the first Saturday which is nearest to the last day of January.

             ARTICLE XI - LIABILITY OF GENERAL PARTNER; EXCULPATION

                  Section 11.1. Liability of General Partner. To the extent that assets of the Partnership are insufficient to satisfy any and all of the Partnership's liabilities, the General Partner shall bear such liability.

                  Section 11.2. Exculpation. The General Partner shall not be liable to the Partnership or any other Partner for losses or liability arising from the conduct of the affairs of the Partnership or from the conduct of an employee or agent of the General Partner or the Partnership, so long as such losses or liability do not arise from the gross negligence, willful misconduct or fraud of the General Partner.

                      ARTICLE XII - RIGHTS AND LIMITATIONS
                   OF LIMITED PARTNERS; MEETINGS; AMENDMENTS

                  Section 12.1. Limited Assessment. Except as provided in this Agreement or under applicable law, no Limited Partner shall be subject to assessment nor shall any Limited Partner be personally liable for, or bound by, any expenses, liabilities or obligations of the Partnership beyond such Limited Partner's Capital Contribution.

                  Section 12.2. No Right to Manage. Except as specifically provided in this Agreement, no Limited Partner shall take part in, or interfere in any manner with, the management, control, conduct or operation of the Partnership, nor have any right, power or authority to act for or bind the Partnership. Any action of a Limited Partner that is inconsistent with the sole, exclusive and absolute right of the General Partner shall:

                  (a) Constitute a breach of this Agreement on the part of the Limited Partner so acting, and

                  (b) The General Partner shall provide such Limited Partner with notice of the breach. Such Limited Partner shall have five (5) days after he receives such notice of the breach to cure the breach (if such breach can be cured). If the breach is not cured within such five (5) day period, such Limited Partner shall be liable for any and all damages that may occur to the

Partnership, all of the other Partners and any creditor of the Partnership who relies to its detriment on the actions of such Limited Partner.

                  Section 12.3. Priority. No Partner shall have priority over any other Partner either as to the return of capital contributions or any other distributions from the Partnership, unless otherwise specifically provided herein.

                  Section 12.4. Death, Disability, Etc., of a Limited Partner. The Partnership shall not be dissolved by (i) the death, disability, insanity, adjudication of incompetency, bankruptcy, insolvency or withdrawal of any Limited Partner, (ii) the assignment by any Limited Partner of its interest in the Partnership, or (iii) the admission of a Substitute Limited Partner.

                  Section 12.5. Meetings.

                  (a) Place of Meetings. Meetings of Partners may be held in such place within or without the Commonwealth of Pennsylvania as may be specified in the notice of such meeting or by means of any telecommunications system.

                  (b) Call of Meetings. A meeting of the Partners for any matters on which the Limited Partners are entitled to vote or consent may be called by the written notice of the General Partner or by the written notice of the Limited Partners holding at least Forty Percent (40%) of the then outstanding Units.

                           (i) Written notification of such meeting shall be
issued by the General Partner no later than ten (10) days before the date of such meeting. Such meetings shall be held on a date not less than fifteen (15) days nor more than sixty (60) days after the receipt by the General Partner of a written request for such a meeting signed by holders of Forty Percent (40%) or more of the then outstanding Units. In addition, the General Partner may submit any matter upon which the Limited Partners are entitled to vote to the Limited Partners for a vote by written consent without a meeting (including, without limitation, for the purpose of proposing an amendment to this Agreement).

                           (ii) Notification of any meeting to be held pursuant
to this Section 12.5 shall be given to each Limited Partner at such Limited Partner's record address or at such other address which such Limited Partner may have furnished to the General Partner in writing. Such notification shall state the place, date and hour of the meeting and shall indicate that the notification is being issued at or by the direction of the Partner or Partners calling the meeting. The notification shall state the purpose or purposes of the meeting and the matters proposed to be acted upon. If a meeting is adjourned to another time or place, the General Partner shall give notification of the adjourned meeting. The presence in person, by proxy or via telecommunications system of the holders of a majority of the then outstanding Units shall constitute a quorum at all meetings of the Limited Partners; provided, however, that if there be no such quorum, holders of a majority of the Units present or represented by Proxy may adjourn the meeting from time to time, until a quorum shall have been obtained. No notification of the time, place or purpose of any meeting of Limited Partners need be given to any Limited Partner who attends in person or is represented by proxy or to any Limited Partner entitled to such notification who in writing, executed and filed with the records of the meeting either before or after the time thereof, waives such notification, except for a Limited Partner attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the grounds that the meeting is not lawfully called or convened.

                           (iii) Every proxy must be signed by the Limited
Partner or such Limited Partner's attorney-in-fact. No proxy shall be valid after the expiration of twelve (12) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. In connection with any vote, the General Partner shall be empowered to establish reasonable rules pertaining to the validity and use of proxies by the Limited Partners.

                           (iv) For the purpose of determining the Limited
Partners entitled to vote at any meeting of the Limited Partners or any adjournment thereof, or to vote by written consent without a meeting, the General Partner or the Limited Partners requesting such meeting or vote may fix, in advance, a date as the record date of any such determination of Limited Partners. Such date shall not be more than fifty (50) days nor less than ten
(10) days prior to any such meeting or submission of a matter to the Limited Partners for a vote by written consent. Only the votes of Limited Partners of record on the notification date or such other record date as may be set pursuant to the provisions of this Agreement, whether at a meeting or otherwise, shall be counted.

                           (v) At each meeting of Limited Partners, the Limited
Partners present or represented by proxy shall adopt such rules for the conduct of such meeting as they shall deem appropriate.

                  Section 12.6. Voting Rights of Limited Partners.

                  (a) A Limited Partner shall be entitled to cast one vote for each Unit which such Limited Partner owns unless otherwise set forth herein.

                  (b) The following actions shall require at least the Simple Majority Vote of the Limited Partners:

                           (i) Amendment of this Agreement, subject to the
provisions of Section 12.8 hereof;

                           (ii) Continuation of the Partnership upon the
occurrence of one of the events set forth in Section 15.1 hereof;

                           (iii) Indemnification of a Partner;

                           (iv) Admission of additional Limited Partners;

                           (v) Subject to the provisions herein to the contrary,
any other matters on which the Partners are entitled to vote.

                  (c) The following actions shall require at least the Required Vote of the Limited Partners:

                           (i) The Major Management Decisions set forth in
Section 6.5(a), (b), (f) and(g);

                           (ii) Removal of the General Partner in accordance
with Section 14.1 hereof; and

                           (iii) Transfer of a General Partner's Interest.

                  (d) The Unanimous Vote of the Limited Partners shall be required for the Major Management Decisions set forth in Section 6.5(c), (d) and
(e).

                  Section 12.7. Proposal and Adoption of Amendments Generally.

                  (a) Amendments to this Agreement may be proposed in the following manner:

                           (i) by the General Partner, who shall give to the
Limited Partners the text of such proposed amendment, a statement of the purpose of such amendment and an opinion of counsel obtained by the General Partner to the effect that such amendment is permitted by the Partnership Act, will not impair the purposes of the Partnership or the limited liability of any Limited Partner and will not adversely affect the classification of or cause a termination of the Partnership as a partnership for federal income tax purposes; and

                           (ii) by a Limited Partner or Partners holding more
than Twenty-Five Percent (25%) of the then outstanding Units, who shall submit to the General Partner the text of such proposed amendment, together with a statement of the purpose of such amendment and an opinion from counsel obtained by such Limited Partner or Partners, satisfactory in form and substance to the counsel of the Partnership, to the effect that such amendment is permitted by the Partnership Act, will not impair the purposes of the Partnership or the limited liability of the Limited Partners and will not adversely affect the classification or cause the termination of the Partnership as a partnership for federal income tax purposes. The General Partner shall, within twenty (20) days after receipt of any proposal under this Subparagraph (ii), give to all Limited Partners the text of such proposed amendment, such statement of purpose and such opinion of counsel, together with the views, if any, of the General Partner with respect to such proposed amendment.

                  (b) Amendments proposed pursuant to this Section 12.7 (subject to Section 12.8 hereof) shall be adopted if consented to by the General Partner and the Limited Partners owning a majority of the then outstanding Units.

                  (c) The General Partner shall and is hereby authorized to, within a reasonable time after the adoption of any amendment to this Agreement, make any official filings, recordings and publications required or desirable to reflect such amendment, including any required filing or recordation of an Amended Certificate of Limited Partnership of the Partnership.

                  Section 12.8. Limitations on Amendments. Notwithstanding any other provision of this Agreement to the contrary, no amendment to this Agreement may:

                  (a) Without the consent of any affected Partner, enlarge the obligations of any Partner under this Agreement or convert the Interest of any Limited Partner into the Interest of a General Partner;

                  (b) Allow the Limited Partners to take part in the control of the Partnership's business or otherwise modify the limited liability of any Limited Partner;

                  (c)      Create any additional class of Partnership Interest;

                  (d) Change the interest of any Partner in the capital, profits, losses or cash distributions of the Partnership;

                  (e) Amend or modify the provisions of this Agreement dealing with voting rights and requirements, allocations of profits and losses and distributions of Positive Cash Flow or the proceeds from the liquidation of the Partnership, without the consent of each Partner adversely affected by such modification;

                  (f)      Change the term of this Agreement; or

                  (g) Change the voting requirements hereunder unless approved by such percentage of Partners required to approve such matter prior to the amendment.

                  Section 12.9. Amendments on Admission or Withdrawal of
Partners.

                  (a) Amendments solely to admit additional Limited Partners and Substitute Limited Partners shall be adopted if the conditions specified in this Agreement regarding the admission of such Partners shall have been satisfactorily complied with and the amendment shall have been signed by the General Partner and by the person to be substituted or added and, if a Limited Partner is to be substituted, by the assigning Limited Partner or such Limited Partner's attorney-in-fact.

                  (b) Amendments solely to reflect the admission and/or designation of a successor General Partner shall be adopted if the conditions specified in this Agreement regarding the admission and/or designation of such a Partner shall have been satisfactorily completed and the amendments shall have been signed by such successor General Partner.

                  (c) Amendments solely for the removal or withdrawal of the General Partner, if the business of the Partnership is continued, shall be adopted if the conditions specified in this Agreement dealing with such removal or withdrawal of the General Partner shall have been satisfactorily completed and the amendment shall have been signed by the successor General Partner.

                  Section 12.10. Registration. Upon the admission of a person as a Limited Partner, such person shall be registered on the records of the Partnership as a Limited Partner, together with its address and its interest in the Partnership. Upon the transfer of a Limited Partnership interest pursuant to the provisions of this Agreement, the transferee of such interest in the Partnership shall be registered on the records of the Partnership as a Substitute Limited Partner, together with its address and interest in the Partnership.

                  Section 12.11. Continuation of Limited Partner Status. No event, including but not limited to, the admission of a Substitute Limited Partner, the transfer of an Interest in the Partnership by a Limited Partner, the expulsion of a Limited Partner from the Partnership, the forfeiture of an interest in the Partnership and the retirement, death, disability or bankruptcy of a Limited Partner shall entitle a Limited Partner to withdraw from the Partnership. Once admitted as a Limited Partner, a person shall continue to be a Limited Partner for all purposes of this Agreement and the Partnership Act until the General Partner consents in writing to the admission of a Substitute Limited Partner pursuant to the provisions of Article XIII of this Agreement.

                  ARTICLE XIII - TRANSFERS BY LIMITED PARTNERS;
                            REPURCHASE OF INTERESTS

                  Section 13.1. Transfers. A Limited Partner shall have the right to assign, transfer, encumber or pledge (hereinafter such actions collectively referred to as an "Assignment") the whole or any portion of his or her Interest in the Partnership by written Assignment, provided that (i) the terms of such Assignment are not in contravention of any of the provisions of this Agreement, (ii) such Assignment is fully executed by the transferor and transferee, (iii) such Assignment is received by the Partnership and recorded on the books thereof and (iv) the transfer is approved by the Unanimous Vote of the Partners. In the event of such Assignment, the following rules shall govern:

                  (a) The effective date of an Assignment of an Interest in the Partnership shall be the date set forth on the written instrument of Assignment;

                  (b) Notwithstanding anything herein to the contrary, the Partnership and the General Partner shall be entitled to treat the transferor of such Interest as the absolute owner thereof in all respects and shall incur no liability for distributions of cash or other property made in good faith to him until such time as the written Assignment has been received by and recorded on the books of the Partnership and is otherwise effective in accordance with the provisions of this Agreement;

                  (c) Except as provided in Section 13.1(b) of this Agreement, the transferee of an Assignment of Interest in the Partnership shall be entitled to receive distributions of cash or other property from the Partnership attributable to the Interest acquired by reason of such Assignment from and after the effective date of the Assignment of such Interest; and

                  (d) The division and allocation of profits and losses attributable to the Interest in the Partnership between transferor and transferee during any fiscal year of the Partnership shall be in accordance with the provisions of Section 8.7 of this Agreement.

                  Section 13.2. Compliance with Securities Laws. No Partnership Interest has been registered under the Act or under any state securities law. A Limited Partner may not transfer all or any part of its Partnership Interest except in compliance with applicable federal and state securities laws. A transfer, for purposes of this Agreement, shall be deemed to include, but not limited to, any sale, transfer, assignment, pledge, creation of a security interest or other disposition. The General Partner shall have no obligation to register any Limited Partner's interest under the Act or the securities laws of any state or to make any exemption therefrom available to any Limited Partner or Substitute Limited Partner. Any certificates or other documents representing the Units may bear a legend outlining the above restrictions on transfer. Further, the Partnership will make notations on its records of the foregoing restrictions on transfer. If a transfer agent is appointed, the Partnership will issue appropriate stop-transfer instructions to its transfer agent respecting the limitations on transfer outlined in this Article XIII.

                  Section 13.3. Steps Required to Transfer. No transferee of the whole or any portion of an Interest in the Partnership shall have the right to become a Substitute Limited Partner in place of his transferor unless all of the following conditions are satisfied:

                  (a) The transferor executes and acknowledges a written instrument of Assignment together with such other instruments as the General Partner shall deem necessary or desirable to effect the admission of the transferee as a Substitute Limited Partner including without limitation, those set forth in Section 13.4 hereof;

                  (b) Such instrument of assignment has been delivered to, received and approved in writing by the General Partner; and

                  (c) The unanimous written consent of all Partners to such substitution has been obtained, the granting or denial of which shall be within the sole and absolute discretion of each Partner.

                  Section 13.4. Admission of Substitute Limited Partner. Except as specifically provided for in this Agreement, a transferee of a Unit shall become a Substitute Limited Partner only after the proposed transferee receives the Unanimous Vote of the other Limited Partners and the transferee adopts and approves in writing all the terms and provisions of this Agreement then in effect (including without limitation, those set forth in Section 13.10 hereof) and assumes the obligations, if any, of the transferor to the Partnership. A Substitute Limited Partner is liable for the obligations of such Substitute Limited Partner's transferor to make contributions as provided in and under this Agreement.

                  Section 13.5. Status of Transferee. A nonadmitted transferee of an Interest in the Partnership of a Limited Partner shall be entitled to receive only that share of distributions to which its transferor would otherwise be entitled to with respect to the Interest transferred and shall have no right to obtain any information on account of the Partnership's transactions, to inspect the Partnership books or to vote with the Limited Partners on any matter. However, the Partnership may, in the discretion of the General Partner, furnish the transferee with pertinent tax information at the end of each fiscal year of the Partnership.

                  Section 13.6. Expenses. The General Partner may charge and receive from any selling or transferring Limited Partner an amount to defray its costs and expenses, including attorneys' fees, in effecting the transfer and registration on its books of such Interest in the Partnership thus sold.

                  Section 13.7. Death, Bankruptcy, Incompetence, Etc., of a Limited Partner. Upon the death, dissolution, adjudication of bankruptcy, insanity or adjudication of incapacity or incompetence of a Limited Partner, such Partner's executors, administrators or legal representatives shall have all of the rights of a Limited Partner, for the purpose of settling or managing such Partner's estate, including such power as such Limited Partner possessed to constitute a successor as a transferee of its interest in the Partnership and to join with such transferee in making the application to substitute such transferee as a Partner. However, such executors, administrators or legal representatives will not have the right to become Substitute Limited Partners in the place of their predecessor in interest unless they agree to be bound by the provisions hereof.

                  Section 13.8. Transferee(s). Any transfer, bequest or gift of an interest in the Partnership is conditioned upon the transferee or, in the case of a trust, the trustee, being sui juris and mentally competent.

                  Section 13.9. Tax Elections. In the event of the transfer of any Interest in the Partnership or the distribution of property to any Partner, the Partnership may, at the determination of the General Partner, file an election in accordance with the provisions of Code Section 754, and the Treasury Regulations promulgated thereunder, to cause the basis of the Partnership's assets to be adjusted for federal income tax purposes as provided under Code Sections 734 and 743.

                  Section 13.10. Admission of Additional Limited Partners. Additional Limited Partners may be admitted to the Partnership from time to time with the Simple Majority Vote of the Partners of the Partnership. No Person shall be admitted as an additional Limited Partner pursuant to this Section until:

                  (a) Such Person shall have agreed to be bound by the terms and provisions of this Agreement and shall have assumed all of the obligations, if any, of a Limited Partner;

                  (b) Such Person shall have executed this Agreement (or an addendum hereto) and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Partner;

                  (c) Such Person shall have executed powers of attorney containing the terms and conditions set forth in the power of attorney provisions of this Agreement; and

                  (d) Such Person shall have delivered to the Partnership a letter containing such representations and agreements as are otherwise set forth in this Agreement and as are requested by the General Partner.

                  Section 13.11. Amendment of Certificate. The General Partner shall take such steps as are necessary and/or required by the Act to effect an amendment of the Certificate of Limited Partnership to reflect the substitution or addition of Limited Partners. For this purpose, the General Partner shall have the authority to sign the amendment of this Agreement and the Certificate of Limited Partnership as attorney-in-fact for the assigning Limited Partner, the Substitute Limited Partner and the remaining Limited Partners.

                  ARTICLE XIV - CHANGES TO THE GENERAL PARTNER

                  Section 14.1. Removal of the General Partner. Limited Partners by obtaining a Required Vote shall have the right to remove a General Partner only in the event such General Partner:

                  (a) makes a general assignment of the General Partner's assets for the benefit of creditors;

                  (b)      files a voluntary bankruptcy petition;

                  (c) becomes the subject of an order for relief or is declared bankrupt or insolvent in any federal or state bankruptcy or insolvency Proceedings;

                  (d) files a petition or answer seeking for the General Partner a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law;

                  (e) filed an answer or other pleading admitting or failing to contest the material allegations of a Petition filed against it in a proceeding of the type described in Paragraphs (a) through (d) of this Section 14.1;

                  (f) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of the General Partner's properties;

                  (g) a creditor of the General Partner attaches the General Partner's assets, such attachment not being discharged or vacated within ninety (90) days from the effective date thereof; or

                  (h) pleads, is found guilty of, or admits to, fraud, gross negligence or recklessness in connection with its responsibilities, duties or obligations to the Partnership arising hereunder.

                  Section 14.2. Withdrawal of the General Partner. The General Partner may unilaterally withdraw or resign as the General Partner of the Partnership at any time by giving thirty (30) days written notice of its intent to withdraw or resign as such General Partner to all of the then current Limited Partners. Such notice requirement may be shortened or waived by the Partners in their sole discretion.

                  Section 14.3. Right of the General Partner Upon Removal.

                  (a) Upon the removal, withdrawal or resignation of the General Partner pursuant to the provisions hereof or by applicable law, the General Partner shall not have any right to participate in the management of the affairs of the Partnership. Upon removal, withdrawal or resignation by the General Partner, the General Partner shall retain its share of the net profits or net losses, cash flow and capital interest which are allocated to such General Partner to the date of the removal, withdrawal or resignation as if it remained the General Partner of the Partnership. Neither the former General Partner nor any Affiliate shall be entitled to receive any fees under this Agreement following such removal, withdrawal or resignation. Upon the General Partner's removal, withdrawal or resignation, the General Partner may (with the approval of a Simple Majority Vote of the Limited Partners) sell all or a portion of its Partnership Interest to the new General Partner (whether Successor General Partner, second Successor General Partner or the like) upon such terms and conditions as they may mutually agree.

                  (b) The remaining Interest of the removed or withdrawing General Partner shall, subject to Section 14.3(a), become a Limited Partnership Interest and be assigned to the removed, resigned or withdrawing General Partner by the Partnership. The removed, resigned or withdrawing General Partner holding such a Limited Partnership Interest shall automatically become a Substitute Limited Partner.

                  Section 14.4. Transfer of Interest. Except as otherwise provided in this Agreement, the General Partner may not assign, transfer, mortgage or sell any portion of its Interest in the Partnership or enter into any agreement as the result of which any Person shall become interested in the Partnership, without the Required Vote of the Limited Partners.

                  Section 14.5. Continuing Liability. No removal, withdrawal or resignation under this Article XIV shall relieve a General Partner of any then existing obligation owing by that General Partner to the Partnership or any Partner, nor shall it constitute a waiver of any claim the Partnership or any Partner may have against the former General Partner. Upon withdrawal of the General Partner, the General Partner shall not be deemed to be liable with respect to any debts or liabilities incurred by the Partnership subsequent to the date of withdrawal, provided that such withdrawal shall not diminish or in any way affect any debts or liabilities incurred by the Partnership prior to such date. In the event a General Partner withdraws from the Partnership or sells, transfers or assigns its entire Interest pursuant to the provisions of this Article XIV, such General Partner shall be, and shall remain, liable for all obligations and liabilities incurred by the General Partner and the Partnership prior to the effective date of such occurrence and shall be free of any obligation or liability incurred on account of the activities of the Partnership after such time.

                  Section 14.6. Successor General Partner. In the event of the bankruptcy, death, incapacity, dissolution, removal, withdrawal or resignation of the General Partner, the Limited Partners may elect by a Required Vote a Successor General Partner. Upon approval by the Limited Partners as set forth above, the Successor General Partner, or new General Partner shall be referred to herein as the "General Partner."

                  Section 14.7. Involuntary Assignment by a General Partner. In the event a General Partner's Interest is taken or distributed by levy, foreclosure, charging order, execution or other similar proceeding, a Successor General Partner may be elected by the Limited Partners pursuant to Section 14.6 hereof and in such case the Partnership shall not dissolve. The assignee of that General Partner's Interest shall receive only that General Partner's rights to distributions and allocations of the Partnership and shall, in no event, have the right to interfere in the management or the administration of the Partnership business or affairs or to act as a General Partner. Any General Partner whose Interest has been taken or distributed under any circumstances described above shall automatically become a Substitute Limited Partner and the Interest of such General Partner shall become a Limited Partnership Interest.

                  Any entity to which an Interest under this Agreement is transferred pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. sections 101 et seq., shall be deemed without further act to have assumed all of the obligations arising out of this Agreement on or after the date of such assignment. Upon demand any such assignee shall execute and deliver to each other party to this Agreement an instrument confirming such assumption. Failure to deliver such instrument shall entitle such assignee only to those rights specified in Section 13.5 hereof.

                  ARTICLE XV. - DISSOLUTION OF THE PARTNERSHIP

                  Section 15.1. Events of Dissolution. Subject to Section 15.2 hereof, the occurrence of any one of the following events shall cause an immediate dissolution of the Partnership:

                  (a)      The expiration of the term of the Partnership;

                  (b) The consent of the General Partner and a Unanimous Vote of the Limited Partners to dissolve the Partnership;

                  (c) The decision of the General Partner to dissolve the Partnership at a time when the Partnership holds no substantial assets;

                  (d)      An entry of judicial dissolution pursuant to the Act;

                  (e)      The termination of the business of the Partnership;

                  (f) The general assignment for the benefit of creditors; and

                  (g) the bankruptcy, death, incapacity, dissolution, removal, resignation or withdrawal of the General Partner as the General Partner of the Partnership without a successor General Partner being appointed pursuant to the provisions of this Agreement.

                  Section 15.2. Election to Continue the Partnership. In the event of the happening of any of the events described in Paragraph (g) of
Section 15.1 of this Agreement to any General Partner, within one hundred twenty
(120) days of the happening of the first of such events, the Limited Partners may elect, upon the Required Vote of Limited Partners, to continue the Partnership. In the event of such election, the Partnership shall not terminate but shall continue upon the selection, by the Limited Partners holding a majority of the then outstanding Units, of a successor General Partner, which selection shall be done concurrently with the election to continue the Partnership business.

                 ARTICLE XVI - ADDITIONAL PROVISIONS CONCERNING
                        DISSOLUTION OF THE PARTNERSHIP

                  Section 16.1. Winding Up Affairs; Liquidation. In the event of the dissolution of the Partnership for any reason, if no election is made pursuant to Article XV of this Agreement to continue the Partnership, the General Partner, or if the General Partner is bankrupt and without at least one qualified successor, a liquidating agent or committee selected by the affirmative vote or written concurrence of Partners owning at least a Simple Majority in value of the Interests in the Partnership owned at the time by all Partners, shall commence to wind up the business and affairs of the Partnership and to liquidate its assets. Allocations of income, gain, loss, expense, deductions, tax preference items and tax credits shall continue to be made among the Partners during the period of liquidation in accordance with the provisions of this Agreement dealing with such allocations. The General Partner or such liquidating agent or committee, as the case may be, shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership assets pursuant to such liquidation, having due regard to the activity and condition of the relevant market and general financial and economic conditions and any in-kind liquidating distributions to Partners, so long as any nonratable distributions of property interests result in the distributees receiving value in accordance with the provisions of this Article XVI.

                  Section 16.2. Time for Liquidation. A reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of its liabilities so as to enable the General Partner or the liquidating agent or committee, as the case may be, to minimize the normal losses attendant upon such a liquidation.

                  Section 16.3. Required Reports. If requested by Partners owning a majority of Interests then outstanding, the General Partner or the liquidating agent or committee, as the case may be, shall furnish each Partner with a statement showing the net profit or net loss of the Partnership from the date of the last annual Federal tax return submitted to the Partners Pursuant to the terms of this Agreement, to the date of the final distribution of the proceeds of the liquidation to the Partners and the manner in which the proceeds of liquidation were distributed. The General Partner or liquidating agent or committee shall comply with any and all requirements under applicable law pertaining to the winding up of a limited partnership.

                  Section 16.4. Termination. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of or distributed and the net proceeds from sales of properties, after satisfaction of liabilities to creditors, shall have been distributed among the Partners as aforesaid. The establishment of any reserves in accordance with the provisions of this Article XVI shall not have the effect of extending the term of the Partnership.

                  Section 16.5. Distribution of Proceeds From the Liquidation of the Partnership. The net proceeds of liquidation and any other funds or property of the Partnership shall be distributed and applied to the extent available in the following order of priority:

                  (a) to the payment of debts and liabilities of the Partnership, including any debts and liabilities to a Partner arising under this Agreement;

                  (b) to the setting up of any reserves which the General Partner or the liquidating agent or committee, as the case may be, shall deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership; and

                  (c) to the Partners with net positive balances in their respective Capital Accounts in the proportion that the balance in the Capital Account of each Partner with a net positive balance in such Partner's respective Capital Account bears to the balances in the Capital Accounts of all Partners with net positive balances in their respective Capital Accounts.

                  Section 16.6. Capital Account Adjustments. For purposes of
Section 16.5, the respective balance in the Capital Account of each Partner shall be determined after allocating all income, gain, loss and expense of the Partnership pursuant to the terms of this Agreement and after taking into account all prior distributions to the Partners. In addition, if property is distributed in kind to the Partners, for purposes of Section 16.5 of this Agreement, any unsold Partnership property shall be valued by the General Partner or the liquidating agent or committee, as the case may be, to determine the gain or loss which would have resulted if the property were sold for its Gross Fair Market Value, and, to the extent not previously reflected in the Partners Capital Accounts, the respective balance of the Capital Account of each Partner shall be adjusted to reflect such gain or loss that would have been allocated to such Partner if such property had been sold at its then Gross Fair Market Value.

                  Section 16.7. Compliance With Treasury Regulations. In the event the Partnership or any General Partner's interest in the Partnership is liquidated within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), the following action shall be taken by the later to occur of the last day of the Partnership's taxable year in which such liquidation occurred or the ninetieth day following the date of such liquidation:

                  (a) If any General Partner has a deficit balance in its Capital Account at the time of the liquidation of the Partnership or the liquidation of such General Partner's interest in the Partnership (after giving effect to all contributions, distributions and allocations for all taxable years including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership funds in an amount equal to the deficit balance in its Capital Account. Nothing contained in this Agreement shall require any Limited Partner to contribute to the Partnership any amounts with respect to a deficit balance in such Partner's respective Capital Account.

                  (b) If the Partnership is actually liquidated, distributions shall be made to the Partners who have positive capital Account balances in compliance with Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2).

                  (c) In the discretion of the General Partner or the liquidating agent or committee, as the case may be, distributions pursuant to this Section 16.7 may be distributed to a trust of which the General Partner or the liquidating agent or committee is the trustee (hereinafter referred to as the "Trustee") established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership and paying any contingent or unforeseen liabilities or obligations of the Partnership so long as an opinion of counsel is obtained to the effect that such trust will not be taxed as an association taxable as a corporation. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the Trustee, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement and a portion or all of such assets may be withheld by the Trustee to provide a reasonable reserve for liabilities.

                  Section 16.8. No Recourse. On liquidation and dissolution of the Partnership, the Limited Partners shall look solely to the assets of the Partnership for the return of their investment, and if the Partnership assets remaining after payment and discharge of debts and liabilities of the Partnership, including any debts and liabilities owed to any one or more of the Partners, is insufficient to satisfy the rights of the Limited Partners, the Limited Partners shall have no recourse or further right or claim against the Partnership or the General Partner.

                  Section 16.9. Reserves. In winding up the affairs of the Partnership and distributing its assets, the General Partner or the liquidating agent or committee, as applicable, shall set up a reserve to meet any contingent or unforeseen liabilities or obligations and deposit funds for such purpose, together with funds held by the Partnership for distribution to Partners which remain unclaimed after a reasonable period of time, with an escrow agent for the purpose of disbursing such reserves and funds. At the expiration of such period as the General Partner or the liquidating agent or committee, as applicable, deems advisable, the escrow agent shall be authorized and directed to distribute the balance remaining in the manner provided in Section 16.5 above.

                              ARTICLE XVII-NOTICES

                  Section 17.1. Notices. All notices and demands required or permitted under the provisions of this Agreement shall be in writing and may be personally delivered or sent by telefax, certified or registered mail, Federal Express or comparable courier service, postage or freight prepaid, to the Partners at their addresses as shown on Exhibit A hereto. Any Partner may specify a different address by notifying the General Partner in writing of such different address. Any notice personally delivered shall be effective upon the date of delivery. Any notice mailed or sent by air courier as provided for in this Section 17.1 shall be deemed given and become effective on the second business day following the date so sent.

                 ARTICLE XVIII - REPRESENTATIONS AND WARRANTIES

                  Section 18.1. The General Partner. As of the date of this Agreement, each of the representations and warranties contained in this Section
18.1 shall be a true, accurate and full disclosure of all facts relevant to the matters contained herein and such warranties and representations shall survive the execution of this Agreement. The General Partner hereby represents and warrants that:

                  (a) There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the General Partner, threatened or contemplated, against or affecting the General Partner or its business, operations, financial condition or assets or its ability to consummate the transactions contemplated in this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. The General Partner is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency or body, domestic or foreign, or of an arbitrator of any kind, and the execution and delivery of this Agreement by the General Partner and the performance by the General Partner of its obligations hereunder, will not constitute an event of default under any agreement by which the General Partner or its properties are bound or result in any encumbrance upon the properties or assets of the General Partner, and

                  (b) The General Partner is acquiring its Interest in the Partnership for investment and without a view to the distribution thereof.

                  Section 18.2. Limited Partners. As of the date each Limited Partner executes this Agreement, each of the representations and warranties made with respect to such Limited Partner in this Section 18.2 shall be a true, accurate and full disclosure of all facts relevant to the matters

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contained herein and such warranties and representations shall survive the execution of this Agreement. Each Limited Partner hereby represents and warrants that:

                  (a) Such Limited Partner is acquiring such Limited Partner's Interest in the Partnership for investment and without a view to the distribution thereof;

                  (b) If such Limited Partner is not an individual, it is duly organized and validly existing under appropriate state law and has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement;

                  (c) All actions required to be taken by such Limited Partner to consummate the transactions contemplated by this Agreement have been taken by such Limited Partner and no further approval of any board, court or other body is necessary in order to permit such Limited Partner to consummate the transactions contemplated by the Agreement; and

                  (d) There are no disputes, claims, actions, suits or proceedings, arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of the Limited Partner, threatened or contemplated, against or affecting the Limited Partner or its business, operations, financial condition or assets or its ability to consummate the transactions contemplated in this Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind. The Limited Partner is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency or body, domestic or foreign, or of an arbitrator of any kind, and the execution and delivery of this Agreement by the Limited Partner and the performance by the Limited Partner of its obligations hereunder, will not constitute an event of default under any agreement by which the Limited Partner or its properties are bound or result in any encumbrance upon the properties or assets of the Limited Partner.

                          ARTICLE XIX - INDEMNIFICATION

                  Section 19.1. Indemnification. The Partnership (but not any Limited Partner individually) shall indemnify any Partner (or employee of a Partner) against any losses, judgments, claims and/or liabilities (including reasonable expenses incurred) in connection with the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding (other than an action, suit or proceeding by or in the right of a Limited Partner or the Partnership), where the Person who was, is or is threatened to be made a named defendant or respondent in a proceeding was named because the Person is or was a Partner of the Partnership (or employee of the same).

                  Section 19.2. Conditions. The indemnification contained in
Section 19.1 is conditioned upon the Majority Vote that such Person:

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                  (a)      conducted himself in good faith;

                  (b) reasonably believed, in the case of conduct in his official capacity as a General Partner of the Partnership, that his conduct was in the Partnership's best interest, and in all other cases, that his conduct was at least not opposed to the Partnership's best interest; and

                  (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Section 19.3. Successful Defense. Notwithstanding Section 19.2, the Partnership shall indemnify each Partner (or employee of a Partner) against reasonable expenses incurred in connection with a proceeding in which he is a party because he is or was a Partner (or employee of a Partner) if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

                  Section 19.4. Exclusions. A Partner (or employee of a Partner) may not be indemnified under this Article XIX for obligations resulting from a proceeding:

                  (a) in which the Person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Person's official capacity; or

                  (b) in which the Person is found liable to the Partnership.

In the event that the Partnership advanced funds for a proceeding in which the Partner (or Employee) was found liable in accordance with subsections (a) and
(b) above, the Partner (or Employee) shall repay all such amounts to the Partnership, with interest.

                  Section 19.5. Expenses. Expenses as used herein means court costs, attorneys' fees, judgments, penalties (including excise and similar taxes), fines, settlements and other reasonable expenditures actually incurred by the Person in connection with the proceeding.

                           ARTICLE XX - MISCELLANEOUS

                  Section 20.1. Certificates, Etc. At the expense of the Partnership, the General Partner shall promptly have prepared and executed all legally required applications, registrations, publications, certificates and affidavits, and any amendments thereof, for filing with the proper governmental authorities and arrange for the proper advertisement, publication and filing thereof for the record.

                  Section 20.2. Power of Attorney. Each Partner who is a party hereto or executes and delivers an addendum joining in his Agreement, hereby makes, constitutes and appoints the General Partner, with full power of substitution, the Partner's true and lawful attorney-in-fact for

                                       35
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the Partner and in the Partner's name, place and stead and for the Partner's use and benefit, to sign, execute, certify, acknowledge, file and record any documents, financing statements or other instruments referred to herein or required by law in Pennsylvania or any other jurisdiction, of the Partnership or the Partners, or appropriate to fully effectuate the provisions of this Agreement. The foregoing grant of authority shall be irrevocable and shall constitute a power coupled with an interest; provided, however, that each Partner may revoke this power by an instrument in writing executed and delivered to the General Partner after the dissolution and winding-up of the Partnership in accordance with the terms of this Agreement or after the permitted assignment or transfer of the Partner's entire interest in the Partnership.

                  Section 20.3. Partners' Relationship Inter Se. Nothing in this Agreement shall be construed to constitute any Partner the agent of any other Partner, except as expressly provided herein. Each Partner may, without accountability to the Partnership or to any other Partner, and without any consent whatsoever, engage jointly and/or severally in any other business whether or not such other business is similar to the business of the Partnership or any of its assets.

                  Section 20.4. Partition Waived. The Partners agree that the Partnership property is not and will not be suitable for Partition. Accordingly, each of the Partners hereby irrevocably waives any and all rights that such Partner may have to maintain any action for partition of any of the Partnership Property.

                  Section 20.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof. It supersedes any prior or contemporaneous agreement or understanding among the parties and it may not be modified or amended in any manner other than as set forth in this Agreement.

                  Section 20.6. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law provisions.

                  Section 20.7. Binding Effect. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their legal representatives, heirs, administrators, executors, successors and assigns.

                  Section 20.8. Gender and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

                  Section 20.9. Captions. Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope of any provision of this Agreement.

                  Section 20.10. Severance. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this

                                       36
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Agreement, or the application of such provisions to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby and this Agreement shall be construed so as to be enforceable to the maximum extent allowed at law or in equity.

                  Section 20.11. Execution of Instruments; Reliance by Third Parties. Any form of execution on behalf of the Partnership, including, without limitation, execution of any note, mortgage, evidence of indebtedness, contract or other instrument or writing, or any assignment or endorsement thereof executed or entered into between the Partnership and any Person shall be executed on behalf of the Partnership by the General Partner. Third parties dealing with the Partnership shall be entitled to rely conclusively upon the power and authority of the General Partner. Any Person having occasion to transact business with the Partnership or being called upon to transfer any property, funds or value to or from the name or account of the Partnership shall be entitled to rely on instructions, assignments or any document or instrument signed or purporting to be signed in accordance with this Section 20.11 by the General Partner without inquiry as to the authority of the General Partner and without inquiry as to the validity of any transfer to or from the name or account of the Partnership. At the time of transfer, the Person shall be entitled to assume that the Partnership continues in existence under the laws of the Commonwealth of Pennsylvania and this Agreement continues in full force and effect without amendment, so long as such Person has received no actual notice to the contrary.

                  Section 20.12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. In addition, this Agreement may contain more than one counterpart of the signature page and any schedule, and this Agreement may be executed by the affixing of the signatures of each of the Partners to one of such counterparts. All of such counterparts shall be read as though one and they shall have the same force and effect as though all the signers had signed a single page.

                  IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

WITNESS:                                     GENERAL PARTNER:

                                             GENERAL NUTRITION, INCORPORATED

[ILLEGIBLE]                                  By: /s/ Ronald M. Marmo
                                                 ------------------------------
                                             Name:   Ronald M. Marmo
                                             Title:  Assistant Secretary

                 [SEE ATTACHED LIMITED PARTNER SIGNATURE PAGES]

                         LIMITED PARTNER SIGNATURE PAGE

                                             GN INVESTMENT, INC.

                                             By: /s/ Ronald M. Marmo
                                                 ------------------------------
                                                   Ronald M. Marmo
                                                   Assistant Secretary/Treasurer